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                                                                     Exhibit 2.3








                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

          NET DAEMONS ASSOCIATES, INC., THE SHAREHOLDERS PARTY HERETO,

                                       AND

                               SAGE NETWORKS, INC.

                                       AND

                           SAGE NDA ACQUISITION CORP.


                          DATED AS OF FEBRUARY 17, 1999
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                                TABLE OF CONTENTS

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Article I. THE MERGER.......................................................................................2

   Section 1.01   The Merger................................................................................2
   Section 1.02   The Closing...............................................................................2
   Section 1.03   Effective Time............................................................................2
   Section 1.04   Purposes of Surviving Corporation.........................................................2
   Section 1.05   Capitalization of the Surviving Corporation...............................................2
   Section 1.06   Articles of Organization..................................................................3
   Section 1.07   By-Laws...................................................................................3
   Section 1.08   Directors of the Surviving Corporation....................................................3

Article II. CONVERSION AND EXCHANGE OF STOCK................................................................3

   Section 2.01   Merger Sub Stock..........................................................................3
   Section 2.02   Company Stock.............................................................................3

Article III. FURTHER COOPERATION............................................................................4

   Section 3.01   Further Cooperation.......................................................................4

Article IV. REPRESENTATIONS AND WARRANTIES..................................................................4

   Section 4.01   Representations and Warranties of the Primary Shareholders................................4
   Section 4.02   Representations of Sage and Merger Sub...................................................13
   Section 4.03   Representations and Warranties of the Shareholders.......................................15

Article V. CERTAIN COVENANTS...............................................................................16

   Section 5.01   Survival of Representations and Warranties; Indemnification..............................16
   Section 5.02   Company Audit............................................................................19
   Section 5.03   Timeclock................................................................................19
   Section 5.04   Cancellation of Company Stock Options....................................................19
   Section 5.05   Certain Transaction Related Fees.........................................................19
   Section 5.06   Sale of Company Motor Vehicles...........................................................19
   Section 5.07   Conduct of Business Pending Closing......................................................20
   Section 5.08   Post Closing Adjustment..................................................................20
   Section 5.09   Closing of Company Bank Accounts.........................................................21

Article VI. CONDITIONS TO CLOSING; DELIVERIES AT CLOSING...................................................21

   Section 6.01   Conditions of Sage and Merger Sub........................................................21
   Section 6.02   Conditions of Shareholders...............................................................23

Article VII. OBLIGATIONS FOLLOWING CLOSING.................................................................24

   Section 7.01   Taxes. 24

Article VIII. MISCELLANEOUS................................................................................24

   Section 8.01   Governing Law; Jurisdiction..............................................................24
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   Section 8.02   Counterparts.............................................................................25
   Section 8.03   Confidentiality..........................................................................25
   Section 8.04   Entire Agreement; Amendments.............................................................25
   Section 8.05   Severability.............................................................................25
   Section 8.06   Benefit; Assignment......................................................................25
   Section 8.07   Construction.............................................................................25
   Section 8.08   Imputed Knowledge........................................................................26
   Section 8.09   Notices..................................................................................26

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                          AGREEMENT AND PLAN OF MERGER

                  AGREEMENT made as of this 17th day of February, 1999 by and among NET DAEMONS ASSOCIATES, INC., a Massachusetts corporation with a principal place of business at 800 West Cummings Park, #2050, Woburn, MA 01801 (the "Company"), each of the individuals identified under the caption "SHAREHOLDERS" on the signature pages hereto (collectively, the "Shareholders"), SAGE NETWORKS, INC., a Delaware corporation having an office at 215 First Street, Cambridge, MA 02142 ("Sage"), and Sage NDA Acquisition Corp., a Massachusetts corporation and a wholly owned subsidiary of Sage having an office at 215 First Street, Cambridge, MA 02142 ("Merger Sub").

                              W I T N E S S E T H :

                  WHEREAS, the Shareholders are the holders of all of the outstanding shares of the authorized capital stock of the Company;

                  WHEREAS, the Company conducts an outsourced network services and information technology consulting business (hereinafter, the "Business");

                  WHEREAS, the Company and Sage have determined that a business combination between the Company and Sage is in the best interests of their respective companies and shareholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein;

                  WHEREAS, it is intended that for federal income tax purposes, the merger provided for herein shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

                  WHEREAS, Merger Sub is a wholly owned subsidiary of Sage and has been formed solely to facilitate the Merger (as defined herein) and has conducted and will conduct no business or activity other than in connection with the Merger;

                  NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by all parties, the parties hereto agree as follows:

                                   ARTICLE I.

                                   THE MERGER

SECTION 1.01      THE MERGER.


                  Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.03), Merger Sub shall be merged with and into the Company in accordance with this Agreement, and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and will be a wholly owned subsidiary of Sage. The Merger shall have the effects specified in the Massachusetts Business Corporation Law (the "MBCL").


SECTION 1.02      THE CLOSING.

                  Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place on or before February 17, 1999 at the offices of Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York 10019 at 10:00 a.m. New York time, or as otherwise mutually agreed upon by the parties (the "Closing Date").

SECTION 1.03      EFFECTIVE TIME.

                  If all the conditions set forth in Article VI shall have been fulfilled or waived in accordance herewith, the parties hereto shall cause Articles of Merger meeting the requirements of Section 78 of the MBCL to be properly executed and filed in accordance with such Section on the Closing Date. The Merger shall become effective at the time of filing of such Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts in accordance with the MBCL or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

SECTION 1.04      PURPOSES OF SURVIVING CORPORATION.

                  The purposes of the Surviving Corporation shall be the purposes set forth in the Articles of Organization of the Merger Sub in effect immediately prior to the Effective Time.

SECTION 1.05      CAPITALIZATION OF THE SURVIVING CORPORATION.

                  The capitalization of the Surviving Corporation shall be as set forth in the Articles of Organization of the Merger Sub in effect immediately prior to the Effective Time.

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SECTION 1.06      ARTICLES OF ORGANIZATION.

                  After the Effective Time, the Articles of Organization of the Surviving Corporation shall be amended and restated in their entirety to read as the Articles of Organization of Merger Sub as in effect immediately prior to the Effective Time, except that the Articles of Organization of the Surviving Corporation shall provide that the name of the corporation be "Net Daemons Associates, Inc.".

SECTION 1.07      BY-LAWS.

                  The By-laws of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until duly amended in accordance with applicable law.

SECTION 1.08      DIRECTORS OF THE SURVIVING CORPORATION.

                  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law.

                                  ARTICLE II.

                        CONVERSION AND EXCHANGE OF STOCK

SECTION 2.01      MERGER SUB STOCK.

                  At the Effective Time, each share of common stock, $.01 par value, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and exchanged for 12,075 validly issued, fully paid and non-assessable shares of common stock, $.01 par value, of the Surviving Corporation.

SECTION 2.02      COMPANY STOCK.

                  (a) At the Effective Time, each share of common stock, $.01 par value of the Company Stock (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive such number of shares of common stock, $.01 par value, of Sage ("Sage Common Stock") and cash as set forth on Exhibit A hereto (the "Exchange Consideration").

                  (b) As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time, all shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to be outstanding and shall cease to exist, and each holder of shares of Company Common Stock thereafter cease to have any rights with respect of such shares of Company Common Stock, except the right to receive the Exchange Consideration upon the surrender of a certificate representing such shares of Company Common Stock.

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                  (c) Each share of Company Common Stock issued and held in the
Company's treasury at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired and shall cease to exist without payment of any consideration therefor.

                  (d) All options to purchase capital stock of the Company outstanding, whether or not exercisable and whether or not vested under the Company's stock option plan shall be cancelled by the Company on or prior to the Closing Date.

                                  ARTICLE III.

                               FURTHER COOPERATION

SECTION 3.01      FURTHER COOPERATION.

                  The parties agree that, at any time and from time to time after the Closing Date, they will cooperate for purposes of carrying out the transfer of the Company and the Business to Sage.

                                  ARTICLE IV.

                         REPRESENTATIONS AND WARRANTIES

SECTION 4.01      REPRESENTATIONS AND WARRANTIES OF THE PRIMARY SHAREHOLDERS.

                  Jennifer Lawton and Rudolph Ventresca (the "Primary Shareholders"), jointly and severally, represent and warrant to Sage as follows:

                  (a) Organization; Good Standing; Stock Ownership; Capitalization.

                           (i) The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation as set forth on Exhibit A, and has the corporate power and authority to own or lease its properties and to conduct its business as currently conducted, and the Company is qualified and in good standing as a foreign corporation authorized to do business in all jurisdictions where failure to qualify would have a material adverse effect on the Company or the conduct of the Business by the Company after the Closing Date. The Company maintains offices only at the site(s) listed on Exhibit A and has no operations other than from those site(s).

                           (ii) Other than the Shareholders, no other person or entity has ever been a shareholder of the Company.

                           (iii) The Company's authorized capital consists exclusively of (a) 2,578,611 shares of common stock, $.01 par value, 1,207,500 shares of which are issued and outstanding, (b) 21,389 shares of preferred stock, $.01 par value, none of which are issued and outstanding, and (c) 855,000 shares of treasury stock. All of

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         the outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid and non-assessable. As of the Closing Date, there will be no existing options, calls or commitments of any character whatsoever, or agreements to grant the same, relating to the Company's capital stock other than the treasury stock that constitutes a portion of the collateral for the Company's Subordinated Promissory Note to Christopher Caldwell dated December 19, 1997 and presently outstanding in the aggregate principal amount of $855,214 (the "Caldwell Note"). The Company has no outstanding securities convertible into or exchangeable or exercisable for any shares of common stock or any options, calls or commitments of any character whatsoever with respect to the issuance of such convertible securities except the Company's employee stock options outstanding in the aggregate amount of 199,260 (the "Employee Options") which will be terminated prior to the Closing Date. The Company owns no equity interests, convertible securities, marketable securities, notes or other obligations evidenced by written instruments of any other firm or entity. The Company has no subsidiaries.

                  (b) Corporate Authorization. The execution, delivery and performance by the Company of this Agreement has been authorized and approved by all requisite corporate and other action on the part of the Company, and no other corporate or other approval or authorization is required on the part of the Company, any trustee or any other person by law or otherwise in order to make this Agreement the valid, binding and enforceable obligations of the Company. This Agreement is enforceable against the Company in accordance with its terms. Set forth on Exhibit 4.01(b) is a list of officers and directors of the Company, all trade names used by the Business and all jurisdictions in which the Business is conducted.

                  (c) The Company's Assets.

                           (i) All cash on hand of the Company as of the Closing shall be referred to herein as the "Closing Cash". All of the outstanding accounts receivable of the Company as of February 11, 1999, shall be referred to herein collectively as the "Closing Accounts Receivable". Set forth on Exhibit 4.01(c)(i)(1) is the amount of Closing Cash. Attached hereto as Exhibit 4.01(c)(i)(2) is a true and correct aged list of all Closing Accounts Receivable, and each of the accounts listed is valid and arose in the ordinary course of the Business and is fully collectible to the extent of 95% thereof, except for the amount reserved as doubtful accounts on the Closing Balance Sheet.

                           (ii) All vendor and customer contracts,
         confidentiality agreements, purchase and sales orders, powers of attorney, undertakings, commitments and other agreements currently in effect to which the Company is a party, whether written or oral, shall be referred to herein collectively as the "Business Agreements". The Company has delivered to Sage, on or before the Closing Date, true and correct copies of all written Business Agreements and detailed summaries of all oral Business Agreements. Attached hereto as Exhibit 4.01(c)(ii)(1) are true and correct copies of the only forms of agreements currently in effect which have been entered

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         into between the Company and its Customers (as hereinafter defined).
         Also attached as part of Exhibit 4.01(c)(ii)(1) is a schedule stating the identity of the Customer to each of those agreements which are in force and effect as of the Closing Date, together with a designation of which form of agreement each such Customer has entered into. All Customers have entered into one of the Company's forms of agreement, except as disclosed on Exhibit 4.01(c)(ii)(1). Annexed as Exhibit 4.01(c)(ii)(2) is a detailed summary of all oral Business Agreements, as well as a copy of all written Business Agreements of the Company other than agreements with Customers and Business Agreements referred to on other Exhibits hereto. None of the oral Business Agreements listed in Exhibit 4.01(c)(ii)(2) imposes substantial liability upon the Company and each may be terminated at will or upon notice of no greater than 30 days. Listed on Exhibit 4.01(c)(ii)(3) is a description of each and every real estate, equipment and personal property lease (collectively, the "Leases") to which the Company is a party. The Leases are also included within the definition of Business Agreements as said term is used herein. The Company is not and, to the best of the Primary Shareholders' knowledge, no other party is in default in any material respect under any Business Agreement and no other party to any Business Agreement has made any claim or given the Company notice of any dispute under any Business Agreement, except as set forth on
         Exhibit 4.01(c)(ii)(4). Each Business Agreement is in full force and effect and the Company has obtained all required consents to permit the Company to continue to be a party to and enforce the Business Agreements after the Closing of the sale of the Company Common Stock to Sage hereunder, except as set forth on Exhibit 4.01(c)(ii)(5). On the Closing Date, the Company will not be the owner or lessee of any motor vehicles. The Company does not own or lease any interest in any real property or lease any equipment used, except as expressly stated on
         Exhibit 4.01(c)(ii)(3).

                           (iii) All of the tangible assets of the Company, including, without limitation, all machinery, office and other equipment, furniture, computers and related equipment, business machines and telephones, telephone systems, parts and accessories presently utilized by the Company, shall be referred to herein collectively as the "Tangible Assets". Attached hereto as Exhibit 4.01(c)(iii) is a true and correct list or description of the Tangible Assets as of January 31, 1999. As of the Closing Date, each of the material Tangible Assets is in good and operable condition, reasonable wear and tear excepted.

                           (iv) All patents, trademarks, trade names, service marks, service names, logos, designs, formulations, copyrights and other trade rights and all registrations and applications therefor, all know-how, trade secrets, technology or processes, research and development, all telephone numbers, facsimile numbers, e-mail addresses and Internet domain addresses, all Web sites and all computer programs, control panels, surcharge calculators, data bases and software documentation owned or used by the Company, if any, other than off-the-shelf software licensed by the Company, shall be referred to herein collectively as the "Intellectual Property". There are no Internet domain addresses of Customers parked on the Company's servers. The "Intellectual Property" comprises all intellectual

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         property rights necessary for the conduct of the Business as currently conducted. Attached hereto as Exhibit 4.01(c)(iv) is a true and correct list of all of the Intellectual Property (and where practicable, a copy thereof). Exhibit 4.01(c)(iv) also indicates which of such items have been patented or registered or are in the process of application for same. Except as otherwise set forth in Exhibit 4.01(c)(iv), the Company is the sole owner, free of any lien or encumbrance, of all the Intellectual Property listed in Exhibit 4.01(c)(iv). The Company has taken, and will take up to the Closing Date, all necessary and reasonable actions to protect its rights in Intellectual Property owned by it. The Company's rights in the Intellectual Property are valid and enforceable in the United States of America. Except as disclosed on
         Exhibit 4.01(c)(iv), the Company has received no demand, claim, notice or inquiry from any person in respect of the Intellectual Property which challenges, threatens to challenge or inquires as to whether there is any basis to challenge, the validity of, or the rights of the Company in, the Intellectual Property, and the Primary Shareholders know of no basis for any such challenge. To the best knowledge of the Primary Shareholders, the Company is not in violation or infringement of, and has not violated or infringed, any intellectual property rights of any other person. To the best knowledge of the Primary Shareholders, no third party is infringing on the rights of the Company in and to the Intellectual Property. Except on an arm's-length basis for value and other commercially reasonable terms, the Company has not granted any license with respect to the Intellectual Property to any person. Also attached to Exhibit 4.01(c)(iv) is a true and complete list of all software licensed by the Company and used in operating and maintaining the Business (collectively, the "Licensed Software"). The Company has valid, royalty free and fully-paid licenses for all of the Licensed Software.

                  (v) Set forth on Exhibit 4.01(c)(v) is a true and complete copy of the Company's customer list as of the Closing Date which includes, in the case of each customer, the name of the customer, its billing address, identity and contact information of each relevant contact person, a statement of the monthly or annual (as indicated) service charges relating to such customer (the "Customer List"). All files regarding each customer on the Customer List have been made available to Sage. All customers of the Company, including, without limitation, those customers included on the Customer List shall be referred to herein as the "Customers".

                  (vi) As used herein, the term "the Company's Assets" shall be defined as all assets of the Company, including without limitation all classes of assets shown on the balance sheet included in the Company's audited financial statements as of and for the period ended December 31, 1998 (annexed as Exhibit 4.01(c)(vi)(1)), the Closing Cash, the Closing Accounts Receivable, the Business Agreements, the Tangible Assets, the Intellectual Property, together with all goodwill associated with and symbolized by the trademarks, trade names, service marks, service names and logos included therein, the Customer List, the Customers, the Software Licenses and all other assets of the Company used in connection with the operation of the Business, together with the good will and business opportunities of the Company as it relates to the Business or otherwise, other than Timeclock (as

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         defined below), wherever located, tangible or intangible, including, without limitation, all rights the Company may have under any insurance policies, and all books, records and files (whether in paper or electronic format). The Company's Assets are not subject to any lien or encumbrance of any character whatsoever except as set forth on Exhibit 4.01(c)(vi)(2) . Neither the Company nor any Primary Shareholder has received any notice of any adverse claims by any third parties with respect to the Company's Assets, nor to the best of the Primary Shareholders' knowledge, are they aware of any such adverse claim. The Company's Assets include all rights, properties, interests and assets used by the Company and/or necessary to permit the Company to carry on the Business as presently conducted by the Company.

                  (vii) The Company and the Primary Shareholders reasonably expect that the business represented by the Business Agreements will continue after the date hereof subject to normal customer turnover. Neither the Primary Shareholders nor the Company has any knowledge that any Customers, other than those listed on Exhibit 4.01(c)(vii), intend to terminate their relationship with the Company or significantly reduce the amount of business they presently do with the Company.

                  (viii) Not more than five percent of the revenues of the Business are derived from business that is dependent on any portion of the equity of the Company being owned by minorities or women.

                  (d) Financial Statements. The Company has delivered to Sage copies of the Company's audited financial statements for the fiscal years of the Company ended December 31, 1997 and 1998 (the "Financial Statements", which are annexed as Exhibit 4.01(d)(1)), respectively, each of which reflect the assets, liabilities, net worth, profit and loss, and cash flow of the Company at the date of such statements and for the period then ended. The Financial Statements are complete and correct in all material respects and present fairly the financial condition and results of operations of the Company as at the dates of such Financial Statements and have been prepared in accordance with generally accepted accounting principles. Except as set forth in the Financial Statements or incurred in the ordinary course of business since December 31, 1998, the Company has no material liabilities or obligations of any kind (whether accrued, absolute, direct, indirect, contingent or otherwise) which are not otherwise disclosed in this Agreement. The books of account and records of the Company have been maintained in accordance with good business practice and reflect fairly all properties, assets, liabilities and transactions of the Company. Except as set forth on Exhibit 4.01(d)(2), the Company has no bad debts as of the Closing Date. Since the last day of the Company's last fiscal year, the Company has conducted its business, including, without limitation, the Business, only in the ordinary and usual course and has not experienced any material adverse change in the Business or the financial condition of the Company. Since December 31, 1998, there has not been any change in the number of shares of capital stock of the Company issued or outstanding or any declaration, setting aside, or payment of any dividend or other distribution (whether in cash, securities, property or otherwise) in respect of the Company's capital stock.

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                  (e) Existing Employment Arrangements.

                  (i) Except as set forth on Exhibit 4.01(e) or in the Financial Statements, the Company has no employment agreements, and there are no employee benefit or compensation plans, agreements, arrangements or commitments (including, but not limited to, "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained by the Company for any employees of the Company or with respect to which the Company has liability, or makes or has an obligation to make contributions ("Employee Plans").

                  (ii) Each Employee Plan that is an employee welfare benefit plan as defined under Section 3(1) of ERISA is funded through an insurance company contract. Each Employee Plan by its terms and operation is in compliance with all applicable laws and all required filings with respect to Employee Plans have been made. Neither the Company nor any entity that is or was at any time treated as a single employer with the Company under Section 414(b), (c) (m) or (o) of the Code has at any time maintained, contributed to or been required to contribute to, or has any liability with respect to, any plan subject Title IV of ERISA. The events contemplated by this Agreement (either alone or together with any other event) will not (w) entitle any employees to severance pay, unemployment compensation, or other similar payments under any Employee Plan or law, (x) accelerate the time of payment or vesting or increase the amount of benefits due under any Employee Plan or compensation to any Company employees except the accelerated payments with respect to the stock options granted by the Company to its employees ("Employee Stock Options") and with respect to the acceleration of vesting under the Company's profit sharing plan or
         (y) result in any payments (including parachute payments) under any Employee Plan or law becoming due to any employee. Also set forth on
         Exhibit 4.01(e) is a true and complete list of all employees of the Company employed, which list provides, among other things, the name, residence address, title, job description and salary information concerning each employee.

                  (iii) The Company is in substantial compliance with all applicable Federal, state and local and regulations respecting employment and employment practices, and terms and conditions of employment and wages and hours; no collective bargaining agreement presently covers (nor has any, in the past five years, covered) any employees of the Company in connection with their employment by the Company, nor is any currently being negotiated with respect to the Company; there is no unfair labor practice complaint against the Company pending before the National Labor Relations Board or any comparable state or local agency; there is no labor strike, dispute, slowdown, stoppage or organizational effort actually pending or, to the best knowledge of the Primary Shareholders, threatened against or involving the Company and the Company is not delinquent in payments for compensation or reimbursement for expenses or otherwise (including, without limitation, salaries, commissions and bonuses) to any of its employees, agents, representatives or consultants for any services performed by them. There are no

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         complaints, charges or claims against the Company pending, or, to the
         Primary Shareholders' knowledge, threatened to be brought or filed, with any governmental entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company.

                  (iv) The Company provided Sage with (x) copies of all Employee Benefit Plans or, in the case of an unwritten plan, a written description thereof, (y) copies of the most current annual or financial reports and (z) copies of the most current summary plan descriptions relating to such Employee Benefit Plans.

                  (v) All contributions or payments owed with respect to any periods prior to the Closing Date under any Employee Benefit Plan have been made, or have been appropriately accrued.

                  (vi) There are no actions, suits or claims pending or threatened (other than routine noncontested claims for benefits) or, to the Primary Shareholders' knowledge, no set of circumstances exist which may reasonably give rise to such a claim against any Employee Benefit Plan or administrator or fiduciary of any such Employee Benefit Plan.

                  (vii) Neither the Company nor any other person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject the Company to any tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

                  (f) Claims, Litigation, Disclosure. Except as set forth on
Exhibit 4.01(f) there is no claim, litigation, tax audit, proceeding or investigation pending or, to the Company's or any Primary Shareholder's knowledge, threatened against the Company, with respect to the Business or any of the assets of the Company (including, without limitation, any claims of infringement or actions of opposition with respect to Intellectual Property), nor does the Company nor any Primary Shareholder know of any facts which would provide a basis for any such claim, litigation, audit, proceeding or investigation.

                  (g) Taxes. Except as specifically set forth on Exhibit 4.01(g) (the "Tax Liabilities"), the Company has correctly prepared and filed all Federal, state and local tax returns, estimates and reports, and paid all such taxes as and when due or past due with appropriate penalties and interest. For purposes of this paragraph and Section 7.03, taxes shall mean all taxes, charges, fees, levies or other assessments of any kind whatsoever (including, without limitation, income, franchise, sales, use and withholding taxes). The Company is not a party to any tax sharing agreement.

                  (h) No Other Agreements to Sell Assets or Business. Except for the Employee Stock Options, the Existing Shareholders Agreements and the Caldwell Note, the Company is not a party to any existing agreement which obligates the Company or the Primary Shareholders to sell to any other person or firm the Company's Assets (other than sales in the ordinary course of business and except as provided in Sections 5.03 and 5.06), to issue or sell any capital stock or any security convertible into or exchangeable for capital stock of the Company or to effect any merger, consolidation or other reorganization of the Company or to enter into any agreement with respect thereto.

                  (i) No Brokers. The only broker, leasing agent, finder or similar person or entity with whom the Company has made contact or had any dealings with or entered into any agreement, arrangement or understanding with concerning this Agreement and to whom the Company is responsible to pay a finder's fee, brokerage commission or similar payment in connection with the transactions contemplated by this Agreement is the party or parties listed in item 6 on Exhibit A, if any, and the Primary Shareholders shall be solely responsible for the payment of any such fee, commission or payment.

                  (j) Environmental Compliance.

                           (i) To the best knowledge of the Primary
         Shareholders, neither the Company nor any operator of the Company's properties is in violation, or alleged to be in violation, of any federal, state or local judgment, decree, order, consent agreement, law (including common law), license, rule or regulation pertaining to environmental health or safety matters, including, without limitation, those arising under the Resource Conservation and Recovery Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, as amended, Water Act, as amended, the Federal Clean Air Act, as amended, the Toxic Substances Control Act, or any state or local analogue (hereinafter "Environmental Laws").

                           (ii) Neither the Company nor any Primary Shareholder has received a notice, complaint, order, directive, claim or citation from any third party, including, without limitation, any federal, state or local governmental authority, indicating or alleging that the Company or any predecessor may have any liability or obligation under any Environmental Law.

                           (iii) To the best of Primary Shareholders' knowledge
         (A) no portion of the property of the Company has been used by any person for the generation, handling, processing, treatment, storage or disposal of Hazardous Materials except in accordance with applicable Environmental Laws; (B) no underground tank or other underground storage receptacle for Hazardous Materials, asbestos-containing materials or polychlorinated biphenyls are located on any portion of any location occupied by the Company each of which is listed as a Site on Exhibit A; (C) in the course of any activities conducted by the Company or its invitees, agents, contractors, licensees or employees in connection with the Business of the Company, no Hazardous Materials have been generated or are being used except in accordance with applicable Environmental Laws; and (D) there have been no releases (i.e., any past or present releasing, spilling, leaking, leaching, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Materials on, upon, into or from the property currently or formerly owned, operated or leased by the Company, which releases would have a material adverse effect on the value of any of the property or adjacent properties or the environment.

                           (iv) The execution, delivery and performance of this Agreement is not subject to any Environmental Laws which condition, restrict or prohibit the sale, lease or other transfer of property or operations, including, without limitation, any so-called "environmental cleanup responsibility acts" or requirements for the transfer of permits, approvals, or licenses. To the best of the Primary Shareholders' knowledge, there have been no environmentally related audits, studies, reports, analyses (including soil and groundwater analyses), or investigations of any kind performed with respect to the currently or previously owned, leased, or operated properties of the Company.

                  For purposes of this Agreement, "Hazardous Material" shall mean any hazardous waste, as defined by 42 U.S.C. Section 6903(5), any hazardous substances or wastes as defined by 42 U.S.C. Section 9601(14), any pollutant or contaminant as defined by 42 U.S.C. Section 9601(33) or any toxic substances or wastes, oil or hazardous materials or other chemicals or substances regulated by any public or governmental authority.

                  (k) [reserved].

                  (l) Credit Card and Bank Accounts. Set forth on Exhibit 4.01(l)(1), is a true and complete list of the Company's employees whom have been issued a Company credit and/or debit card, including the type of card and account number. Set forth on Exhibit 4.01(l)(2), is a true and complete list of the Company's bank accounts and the authorized signatories for said accounts.

                  (m) Licenses and Compliance with Laws. Except as specifically set forth on Exhibit 4.01(m), the Company holds no material governmental or regulatory licenses, permits, consents or approvals in connection with the Business or otherwise, and the Company is in compliance, in all material respects, with all applicable laws and regulations.

                  (n) Tax Reorganization. There has been no action or omission by the Company which would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

                  (o) Net Worth. The net worth of the Company as of the Closing Date will be not less than negative $207,000. For purposes of this Section only, any extraordinary accounting fees incurred by the Company related to obtaining on an expedited basis for purposes of this Agreement only the audited financial statements for the fiscal years 1997 or 1998 shall not be included in the computation of net worth.

                  (p) True and Complete. No representation or warranty made by the Company or the Primary Shareholders in this Agreement, nor any statement, certificate or Exhibit furnished by or on behalf of Company pursuant to this Agreement, nor any document or certificate delivered to Sage pursuant to this Agreement, or in connection with the transactions contemplated hereby, contains or shall contain any untrue statement of a material fact, or omits or shall omit to state a material fact necessary to make the statements contained therein not misleading. Neither the Company nor any Primary Shareholder has failed to disclose to Sage any pending developments or circumstances of which it is aware which are reasonably likely to have a material adverse effect on the Business.

SECTION 4.02      REPRESENTATIONS OF SAGE AND MERGER SUB.

                  Sage and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

                  (a) Corporate Matters; No Conflict. Each of Merger Sub and Sage is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of Merger Sub and Sage is in good standing in each other jurisdiction in which it is doing business, except where failure to be in good standing would not have a material adverse effect on the business of Merger Sub or Sage and each has the corporate power to enter into this Agreement, to perform its obligations hereunder and to conduct its business as currently conducted. The execution, delivery and performance of this Agreement and the transactions contemplated hereby by Merger Sub and Sage, respectively, will not (i) conflict with or violate the provisions of any applicable law, rule or order or Merger Sub's or Sage's respective organizational documents or By-laws, (ii) conflict with or constitute a default under any agreement or contract by which Merger Sub or Sage or any of their respective assets is bound or (iii) require the consent or approval of, or filing with, any governmental body or third party. On the Closing Date, the execution, delivery and performance by Merger Sub and Sage, respectively, of this Agreement will have been authorized and approved by all requisite corporate action on the part of Merger Sub and Sage and this Agreement will be enforceable against Sage and Merger Sub in accordance with its terms.

                  (b) Capitalization. The authorized capital stock of Sage consists of 37,647,658 shares of capital stock of which 35,000,000 have been designated common stock, $.01 par value, of which 26,407,197 shares are issued and outstanding and 2,647,658 have been designated Series A Convertible Preferred Stock, $.01 par value (the "Preferred Stock"), all of which is issued and outstanding. Sage has issued Warrrants dated January 28, 1999 (the "Warrants") for the purchase of 749,625 shares common stock. Sage has issued options (the "Options") for the purchase of approximately 440,500 shares common stock. Sage has reserved for issuance 1,500,000 shares of common stock upon conversion of the Preferred Stock or exercise of the Warrants or the Options. The authorized capital stock of Merger Sub consists of 100 shares of common stock, $.01 par value, all of which shares are issued and outstanding and owned by Sage. All of the outstanding shares of capital stock of Sage and Merger Sub have been duly authorized and are validly issued, fully paid and non-assessable. Upon issuance in accordance with this Agreement, the Sage common stock constituting a portion of the Exchange Consideration will be duly authorized, fully paid and non-assessable and free and clear of all liens and encumbrances. Merger Sub has not engaged in any activities other than in connection with the transactions contemplated by this Agreement.

                  (c) Tax Reorganization. There has been no action or omission by Sage or its subsidiaries which would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

                  (d) No Brokers. The only broker, leasing agent, finder or similar person or entity with whom Merger Sub or Sage has made contact or had any dealings with or entered into any agreement, arrangement or understanding with concerning this Agreement and to whom Merger Sub and/or Sage is responsible to pay a finder's fee, brokerage commission or similar payment to is the party listed in item 7 on Exhibit A, if any, and Sage shall be solely responsible for the payment of any such fee, commission or payment.

                  (e) Claims, Litigation, Disclosure. Except for investigations by governmental and quasi governmental entities relating to the use by customers of Web sites which are hosted by Sage or its subsidiaries, there is no claim, litigation, tax audit, proceeding or investigation pending or, to Sage's knowledge, threatened against the Sage or any of its assets (including, without limitation, any claims of infringement or actions of opposition with respect to Intellectual Property), nor does Sage know of any facts which would provide a basis for any such claim, litigation, audit, proceeding or investigation.

                  (f) Licenses and Compliance with Laws. Sage holds no material governmental or regulatory licenses, permits, consents or approvals in connection with its business or otherwise, and the Company is in compliance, in all material respects, with all applicable laws and regulations.

                  (g) Environmental Compliance.

                           (i) To the best knowledge of Sage, neither Sage nor any operator of Sage's properties is in violation, or alleged to be in violation, of any federal, state or local judgment, decree, order, consent agreement, law (including common law), license, rule or regulation pertaining to environmental health or safety matters, including, without limitation, those arising under any Environmental Laws.

                           (ii) Sage has not received a notice, complaint, order, directive, claim or citation from any third party, including, without limitation, any federal, state or local governmental authority, indicating or alleging that Sage or any predecessor may have any liability or obligation under any Environmental Law.

                           (iii) To the best of Sage's knowledge (A) no portion of its property has been used by any person for the generation, handling, processing, treatment, storage or disposal of Hazardous Materials except in accordance with applicable Environmental Laws; (B) no underground tank or other underground storage receptacle for Hazardous Materials, asbestos-containing materials or polychlorinated biphenyls are located on any portion of any location occupied by Sage;
         (C) in the course of any activities conducted by Sage or its invitees, agents, contractors, licensees or employees in connection with its business, no Hazardous Materials have been generated or are being used except in accordance with applicable Environmental Laws; and (D) there have been no releases (i.e., any past or present releasing, spilling, leaking, leaching, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Materials on, upon, into or from the property currently or formerly owned, operated or leased by Sage, which releases would have a material adverse effect on the value of any of the property or adjacent properties or the environment.

                           (iv) The execution, delivery and performance of this Agreement is not subject to any Environmental Laws which condition, restrict or prohibit the sale, lease or other transfer of property or operations, including, without limitation, any so-called "environmental cleanup responsibility acts" or requirements for the transfer of permits, approvals, or licenses. To the best of Sage's knowledge, there have been no environmentally related audits, studies, reports, analyses (including soil and groundwater analyses), or investigations of any kind performed with respect to the currently or previously owned, leased, or operated properties of Sage.

SECTION 4.03      REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS.

                  Each Shareholder, severally as to itself, represents and warrants to Sage as follows:

                  (a) Stock Ownership.

                           (i) The Shareholders are all the beneficial and/or record owners of the issued and outstanding shares of capital stock of the Company and the Shareholders own the number of shares of such stock set forth opposite his or her name on Exhibit A. The Shareholders are the beneficial and record owners of the Company's capital stock, free and clear of any liens, encumbrances or restrictions on transfer of any nature whatsoever other than the obligations of Shareholders arising under this Agreement to sell the Company's capital stock to Sage and other than the existing shareholders agreements (the "Existing Shareholders Agreements") which will be terminated prior to the Closing Date. Except for this Agreement and the transactions contemplated hereby, no Shareholder has any legal obligation, absolute or contingent, to any person or firm to sell the Company's capital stock or to enter into any agreement with respect thereto except as contemplated by the Existing Shareholders Agreements.

                  (b) Corporate Authorization. The execution, delivery and performance by each Shareholder of this Agreement has been authorized and approved by all requisite corporate and other action on the part of such Shareholder, and no other corporate or other approval or authorization is required on the part of any Shareholder, any trustee or any other person by law or otherwise in order to make this Agreement the valid, binding and enforceable obligations of such Shareholder. This Agreement is enforceable against each Shareholder in accordance with its terms.

                  (c) No Brokers. There is no broker, leasing agent, finder or similar person or entity with whom the Shareholders have made contact or had any dealings or entered into any agreement, arrangement or understanding with concerning this Agreement and to whom any Shareholder is responsible to pay a finder's fee, brokerage commission or similar payment in connection with the transactions contemplated by this Agreement.

                  (d) Common Stock. Each Shareholders each acknowledges that he has received and reviewed the Confidential Memorandum dated March 12, 1998, as amended February 9, 1999 (the "Offering"), describing the offering by Sage of up to 4,800,000 shares of Sage Common Stock to persons or entities who sell Web hosting businesses to Sage or its affiliates. The Shareholders each understand that the Sage Common Stock to be issued by Sage to the Shareholders hereunder as part of the Exchange Consideration shall be subject to the terms of the Offering, including, without limitation, that the Sage Common Stock shall be issued subject to a Right of First Refusal Agreement, the form of which is annexed as an exhibit to the Offering.

                                   ARTICLE V.

                                CERTAIN COVENANTS

SECTION 5.01      SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.

                  (a) The representations and warranties of the parties herein contained shall survive the closing of the purchase contemplated by this Agreement, notwithstanding any investigation at any time made by or on behalf of the other party, provided that any claims for indemnification in accordance with this Section 5.01 with respect to any representation or warranty must be made (and will be null and void unless made) on or before the date eighteen (18) months following the Closing Date (except in the case of representations contained in Section 4.01(c)(v), (g), (i) and (j) and Section 4.02(d) and (g), which must be made within six (6) months following the expiration of the applicable statute of limitations).

                  (b) The Primary Shareholders, jointly and severally, hereby agree to indemnify and hold Sage and its officers, directors, stockholders, affiliates, employees, representatives and other agents harmless from and against any and all claims, liabilities, losses, damages or injuries, together with costs and expenses, including reasonable legal fees, arising out of or resulting from (i) any breach, material misrepresentation or material omission of the representations and warranties made by the Primary Shareholders in this Agreement or in any Exhibit hereto or other documents delivered in connection herewith (other than the Employment Agreements (hereafter defined)), (ii) any breach in any material respect by the Company and/or the Shareholders, or any of them, unless waived in writing by Sage, of any covenant or agreement contained in or arising out of this Agreement, or any other agreement delivered in connection herewith on the Closing Date (other than the Employment Agreements),
(iii) any and all liabilities of the Company arising prior to the Closing Date except (x) as set forth on the audited financial statements of the Company as at and for the period ended December 31, 1998, (y) as set forth on the Closing Balance Sheet or (z) as otherwise disclosed in the Exhibits to this Agreement and (iv) one-half of any and all liabilities in excess of an aggregate amount equal to $75,000 of Sage or the Company with respect to or resulting from the failure of the information technology used in the

Business to accurately process date and time data (including, but not limited to, calculating, comparing and sequencing) from, into and between the years 1999 and 2000 and the twentieth century and the twenty-first century, including leap year CALCULATIONS. Each Shareholder, severally, hereby agrees to indemnify and hold Sage and its officers, directors, stockholders, affiliates, employees, representatives and other agents harmless from and against any and all claims, liabilities, losses, damages or injuries, together with costs and expenses, including reasonable legal fees, arising out of or resulting from any breach, misrepresentation or omission of the representations and warranties made by such Shareholder in Section 4.03. Each Primary Shareholder, severally, hereby agrees to indemnify and hold Sage and its officers, directors, stockholders, affiliates, employees, representatives and other agents harmless from and against any and all claims, liabilities, losses, damages or injuries, together with costs and expenses, including reasonable legal fees, arising out of or resulting from any breach, material misrepresentation or material omission of the representations and warranties made by such Primary Shareholder in, and any breach in any material respect by such Primary Shareholder of any covenant or agreement contained in or arising out of, Section 4 of such Primary Shareholder's Employment Agreement.

                  (c) Sage hereby agrees to indemnify and hold the Shareholders harmless from and against any and all claims, liabilities, losses, damages or injuries, together with costs and expenses, including reasonable legal fees, arising out of or resulting from (i) any breach, material misrepresentation or material omission in the representations and warranties made by Sage or Merger Sub in this Agreement, (ii) any breach in any material respect by Sage or Merger Sub, unless waived in writing by the Shareholders, of any covenant or agreement of Sage contained in or arising out of this Agreement or any other agreement delivered in connection herewith on the Closing Date, including, without limitation, the Employment Agreements or (iii) the guaranties by the Primary Shareholders of (x) the Company's borrowings from Fleet National Bank after the Closing Date to the extent authorized by Sage, (y) the Company's bid bond outstanding on the Closing Date in the aggregate amount of $12,000 and (z) the Company's computer leases with Dell Financial Services L.P.

                  (d) Any party claiming a right to indemnification hereunder (the "Indemnified Party") shall give the other party from whom indemnification is sought (the "Indemnifying Party") prompt written notice of any claim, demand, action, suit, proceeding or discovery of fact upon which the Indemnified Party intends to base a claim for indemnification under this Section 5.01, provided, however, that no failure to give such notice shall excuse any Indemnifying Party from any obligation hereunder except to the extent the Indemnifying Party is prejudiced by such failure. The Indemnified Party shall have full responsibility and authority with respect to the disposition of any action, suit or proceeding brought against it; provided, however, that it will not settle any such action, suit or proceeding without the prior written consent of the Indemnifying Party, which will not be unreasonably withheld or delayed. In the event any action, suit or proceeding is brought against the Indemnified Party with respect to which the Indemnifying Party may have liability under the indemnity agreements contained in Section 5.01(b) and (c), however, the Indemnifying Party shall have the right, without prejudice to the Indemnified Party's rights under this Agreement, at the Indemnifying Party's sole expense, to be represented by counsel of its own choosing and with whom counsel for the Indemnified Party shall confer in connection with the defense of any such action, suit, or proceeding. The Indemnified Party shall make available to the Indemnifying Party and its counsel and accountants, all books and records of the Indemnified Party relating to such action, suit or proceeding and the parties agree to render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such action, suit or proceeding.

                  (e) On the Closing Date, each Shareholder will cause an amount equal to 10% of each of the cash and shares of Sage Common Stock received by such Shareholder as Exchange Consideration and Sage will cause the aggregate Earn-Out Amount (as defined in Exhibit A) (together, the "Escrowed Property") to be delivered to the escrow agent listed on Exhibit A (the "Escrow Agent") and held in escrow in accordance with the terms of an escrow agreement to be entered into between the parties (the "Escrow Agreement") on or prior to the Closing Date. The Escrowed Property will be held in escrow by the Escrow Agent as security for any indemnification obligation of the Shareholders to Sage pursuant to the terms of Section 5.01(b). Indemnity claims by Sage pursuant to Section 5.01(b) shall be satisfied first by the reduction of the Escrowed Property to the extent allocable to the Shareholder against whom indemnity is sought at its then current market value until the termination of the Escrow Agreement and thereafter by the Primary Shareholders, jointly and severally or the Shareholders, severally, as the case may be. The market value of the Escrowed Property shall not constitute a limit on the liability of the Shareholders to Sage hereunder, it being understood and agreed that each of the Primary Shareholders shall remain jointly and severally liable and each Shareholder shall remain severally liable, as the case may be, to satisfy the amount of such claims which exceed the then market value of the Escrowed Property allocable to such Shareholder.

                  (f) The aggregate obligations with respect to indemnification under this Section 5.01 of each of (i) the Shareholders', on the one hand, and
(ii) Sage, on the other hand, shall be limited to an amount equal to $6,334,750 plus the aggregate Earn-Out Amounts to the extent earned in accordance with this Agreement. Neither the Shareholders' nor Sage shall make any claims for indemnification under this Section 5.01 unless the aggregate amount of such claims exceeds $100,000. Notwithstanding the provisions of this Section 5.01(f), the Shareholders and Sage shall be liable for the full amount of any obligation with respect to indemnification under this Section 5.01 arising as a result of
(w) any obligation of Sage pursuant to Section 5.01(c)(iii), (x) the willful misconduct or fraud of the party obligated to provide such indemnification, (y) a breach or misrepresentation contained in this Agreement by the party from whom indemnification is sought with respect to tax or environmental matters or (z) a failure by Sage to pay the Earn-Out Amounts or any amount payable at Closing by Sage. Notwithstanding any other provision of this Section 5.01(f), the aggregate liability of the Primary Shareholders under this Section 5.01 and Section 4 of each Primary Shareholder's Employment Agreement shall not exceed $6,334,750 plus such Primary Shareholder's Earn-Out Amount to the extent earned in accordance with this Agreement.

SECTION 5.02      COMPANY AUDIT.

                  The Shareholders agree to cause to be performed prior to the Closing Date, an audit of the Company as at and for the years ended December 31, 1997 and 1998 by a firm of accountants acceptable to Sage. All audited financial statements prepared in connection with such audit shall meet the requirements for submission to the Securities and Exchange Commission, shall be prepared by an accounting firm qualified for such submission and shall be accompanied by such firm's audit report regarding such financial statements.

SECTION 5.03      TIMECLOCK.

                  Notwithstanding anything to the contrary contained in this Agreement, the proprietary software product developed by the Company known as "Timeclock" shall not be included in the Business or the Company's Assets. The Shareholders shall cause the grant to Sage and its affiliates of an unrestricted perpetual royalty free license to use Timeclock pursuant to a license agreement (the "License Agreement"). After the Closing Date, the Company shall receive from the owner of Timeclock and any transferee thereof all updates, revisions and modifications to Timeclock at no charge and in accordance with the License Agreement. The Shareholders agree that any management time spent on managing the operations of Timeclock shall be billed to and paid by the owner of Timeclock to the Company at the Company's normal full rates.

SECTION 5.04      CANCELLATION OF COMPANY STOCK OPTIONS.

                  Prior to the Closing Date, the Company shall enter into a stock option cancellation and release agreement (the "Stock Option Cancellation and Release Agreements") with each holder of options to purchase the capital stock of the Company, whether or not exercisable and whether or not vested under the Company's stock option plan, pursuant to which all such options shall be cancelled by the Company. Sage agrees to pay by check to the holders of such options as consideration for the cancellation thereof an aggregate amount of not more than $440,730. At least five business days prior to the Closing Date, the Company shall provide Sage with written instructions as to the names, amounts and places to send such payments.

SECTION 5.05      CERTAIN TRANSACTION RELATED FEES.

                  On the Closing Date, Sage shall pay on behalf of the Company to certain persons and in the amounts designated by the Company to Sage in writing at least five business days prior to the Closing Date transaction fees in an aggregate amount of $141,800.

SECTION 5.06      SALE OF COMPANY MOTOR VEHICLES.

                  On or prior to the Closing Date, the Company shall sell the motor vehicles owned by it for a cash amount at least equal to their respective book values as of December 31, 1998.

SECTION 5.07      CONDUCT OF BUSINESS PENDING CLOSING.

                  From the date of this Agreement to the Closing Date, the Primary Shareholders and the Company (i) will maintain the assets of the Company and the Company and the Primary Shareholders will not withdraw, expend or apply any cash or other assets of the Company, except (w) to fully fund the Company's contributions to the Company 401(k) Plan accrued to the Closing Date, (x) as provided in Sections 5.03 and 5.06, (y) in connection with this Agreement and the transactions contemplated hereby (other than legal fees and expenses which shall be paid by the Shareholders), and (z) in the ordinary course of operations of the Business of the Company in accordance with past practices of the Company;
(ii) will perform in all material respects their respective obligations under the contracts and agreements to which the Company is a party; (iii) except as contemplated in this Agreement, will conduct the Business only in the ordinary course; (iv) except as otherwise permitted by this Agreement or consented to in writing by Sage, will not (1) fail to comply in all material respects with any laws, ordinances, regulations or other governmental restrictions applicable in any respect to the Business or any of the assets of the Company, (2) grant any powers of attorney to act for the Business either before or after the Closing Date, (3) mortgage or pledge or otherwise encumber any of the assets of the Company except in the ordinary course of business, (4) cancel or terminate any contract, agreement or other instrument relating to the Business except in the ordinary course of business, (5) engage in or enter into any transaction with respect to the Business of any nature not expressly provided for herein, except for transactions in the ordinary course of business which do not individually or in the aggregate adversely affect the Business, or (6) make any distribution, payment or other transfer to the Shareholders other than regular salary and expense payments consistent with Company's past practices; and (v) will from and after the date hereof until the Closing Date (1) take such action as may reasonably be necessary to preserve the assets of the Company wherever located,
(2) maintain inventory of the kinds and in the quantities maintained in the ordinary course of the Business, (3) maintain its books and records in a manner consistent with past practices and promptly advise Sage in writing of any material adverse change in the condition (financial or otherwise) of the assets of the Company or the Business and (4) except as contemplated in this Agreement or as may result from the performance of this Agreement, use its best efforts (at a reasonable cost) to preserve the organization of the Business intact and continue its operations at its present levels.

SECTION 5.08      POST CLOSING ADJUSTMENT.

                  Within 30 days following the Closing Date, Sage will prepare a balance sheet of the Company as of the Closing Date (the "Closing Balance Sheet") and shall calculate the net worth of the Company as of the Closing Date (the "Closing Net Worth"). Sage will provide a copy of the Closing Balance Sheet and such calculation to the Primary Shareholders. If the Closing Net Worth is less than negative $207,000 (the "Target"), the Shareholders shall pay to Sage an amount equal to the amount by which the Closing Net Worth is less than the Target. If the Closing Net Worth is greater than the Target, Sage shall pay to the Shareholders, ratably in proportion to the number of shares of the Company owned by such Shareholder on the Closing Date, an aggregate amount equal to the amount by which the Closing Net Worth exceeds the Target. Any such payment shall be made within 30 days following delivery of the Closing Balance Sheet and such calculation to the Primary Shareholders. For purposes of this Section only, any extraordinary accounting fees incurred by the Company related to obtaining on an expedited basis for purposes of this Agreement only the audited financial statements for the fiscal years 1997 or 1998 shall not be included in the computation of Closing Net Worth.

SECTION 5.09      CLOSING OF COMPANY BANK ACCOUNTS.

                  Promptly following the Closing, the Primary Shareholders shall provide to Sage evidence acceptable to Sage that the authority of the persons authorized to sign on behalf of the Company's bank accounts as set forth on
Exhibit 4.01(l)(2) has been terminated or that such accounts have been closed.

                                  ARTICLE VI.

                  CONDITIONS TO CLOSING; DELIVERIES AT CLOSING

SECTION 6.01      CONDITIONS OF SAGE AND MERGER SUB.

                  (a) On the Closing Date, the obligations of Sage and Merger Sub under this Agreement shall be subject to the occurrence of the following events and the delivery of the following documents, instruments and opinions:

                  (b) The Primary Shareholders shall have delivered or cause to be delivered to Sage:

                           (i) A certificate of the Primary Shareholders to the effect that (x) each of the representations and warranties of the Primary Shareholders contained herein is true and correct on the Closing Date as if such representations and warranties had been made on the Closing Date and (y) the Company has complied with each of the covenants of the Company contained in this Agreement.

                           (ii) A certificate of each Shareholder to the effect that each of the representations and warranties of such Shareholder contained herein is true and correct on the Closing Date as if such representations and warranties had been made on the Closing Date.

                           (iii) Certificates evidencing the Company Common Stock, free and clear of all liens and encumbrances of any nature whatsoever, duly endorsed in blank for transfer or accompanied by stock powers duly executed in blank and with all requisite documentary or stock transfer tax stamps affixed.

                           (iv) The following corporate documentation:

                                    (A) The Company's Articles of Organization,
                  including all amendments thereto, certified as of a date within thirty (30) days prior to the

                  Closing Date by the Secretary of State of the state of the Company's organization;

                                    (B) Good Standing Certificates as of date
                  within thirty (30) days prior to the Closing Date from the Secretary of State of the state of the Company's organization and each other state in which the Company is qualified to do business;

                                    (C) The Company's By-laws certified as of
                  the Closing Date by the President or Clerk of the Company as being in full force and effect and unmodified; and

                                    (D) Corporate Resolutions of the Company's
                  Board of Directors and the Shareholders (if required by the Company's By-law's or applicable law), approving this Agreement and all the transactions contemplated hereby, certified by the President or Clerk of the Company as being in full force and effect and unmodified.

                  (c) The legal opinions of counsel to the Company and the Shareholders, in a form acceptable to Sage and its counsel.

                  (d) The Escrow Agreement duly executed by the Shareholders.

                  (e) Evidence satisfactory to Sage that each Existing Shareholders Agreements has been terminated.

                  (f) Employment Agreements (collectively, the "Employment Agreements") between the Company and each of Jennifer Lawton and Rudolph Ventresca executed by Jennifer Lawton and Rudolph Ventresca, respectively, together with Subscription Agreements (collectively, the "Subscription Agreements") and Right of First Refusal Agreements (collectively, the "Right of First Refusal Agreements") with respect to the shares of Sage Common Stock delivered to each Shareholder.

                  (g) Resignations, in writing, of all the directors and officers of the Company.

                  (h) Consents to assignments and change in control, if required, with respect to all Business Agreements (including, without limitation, Leases and Estoppel Certificates with respect to the Leases).

                  (i) Consent to a press release in form satisfactory to, and pre-approved by, the Company and Sage relating to this Agreement and the transactions contemplated hereby.

                  (j) Evidence that the motor vehicles owned by the Company have been sold for a cash amount equal to at least their respective book values as of December 31, 1998.

                  (k) The Stock Option Cancellation and Release Agreements duly executed by the Company and each holder of Employee Stock Options of the Company.

                  (l) The License Agreement duly executed by the parties thereto.

                  (m) Evidence that the principal of and interest on, and all other amounts owing in respect of, the indebtedness of the Company outstanding on the Closing Date (other than the Caldwell Note) shall have been (or shall be simultaneously) paid in full, letters from each lender that is a party to any commitments to extend credit under the agreements relating to such indebtedness (other than the Caldwell Note) to the effect that there is no balance outstanding under such commitment or evidence that such commitment shall have been cancelled or terminated and that all guarantees in respect of, and all liens securing, such indebtedness shall have been released.

                  (n) Evidence that the principal of and interest on, and all other amounts owing in respect of, loans to or from the Company to or from its directors, officers and employees (other than the Caldwell Note) outstanding on the Closing Date shall have been (or shall be simultaneously) paid in full.

                  (o) Evidence that all equity investments by the Company in its customers shall have been sold by the Company.

                  (p) Evidence that the Company 401(k) Plan has been terminated by the Company.

SECTION 6.02      CONDITIONS OF SHAREHOLDERS.

                  (a) On the Closing Date, the obligations of the Shareholders under this Agreement shall be subject to the occurrence of the following events and the delivery of the following documents, instruments and opinions:

                  (b) Sage shall have delivered or cause to be delivered to the Primary Shareholders a certificate of an authorized officer of Sage to the effect that (x) each of the representations and warranties of Sage and Merger Sub contained herein is true and correct on the Closing Date as if such representations and warranties had been made on the Closing Date and (y) each of Sage and Merger Sub has complied with each of the covenants of Sage and Merger Sub contained in this Agreement to be performed on or before the Closing Date.

                  (c) The Exchange Consideration in accordance with Section
2.02.

                  (d) The Escrow Agreement duly executed by Sage and the Escrow Agent.

                  (e) Resolutions of the Board of Directors of each of Merger Sub and Sage, authorizing the execution of this Agreement and the transactions contemplated hereby, certified by an officer of the Merger Sub and Sage, respectively, as being in full force and effect and unmodified and a resolution or unanimous consent of the shareholders of Merger

Sub approving the merger contemplated by this Agreement certified by an officer of the Merger Sub, as being in full force and effect and unmodified.

                  (f) The legal opinions of counsel to Sage, in a form reasonably acceptable to the Company, Shareholders and their counsel.

                  (g) Consent to a press release in form satisfactory to, and pre-approved by, the Company and Sage relating to this Agreement and the transactions contemplated hereby.

                  (h) Unaudited financial statements of Sage as at and for the period ended December 31, 1998, which financial statements shall be reasonably satisfactory to the Company and the Shareholders.

                  (i) Evidence that all personal guaranties of the Primary Shareholders in respect of indebtedness of the Company shall have been released.

                                  ARTICLE VII.

                          OBLIGATIONS FOLLOWING CLOSING

SECTION 7.01      TAXES.

                  Sage will prepare or cause to be prepared and timely filed all Federal, state and local tax returns, estimates and reports with respect to the Company for all completed periods prior to the Closing Date with respect to which such filings are not due on or prior to the Closing Date. The Primary Shareholders, jointly and severally, hereby agree to indemnify and hold Sage and its officers, directors, stockholders, affiliates, employees, representatives and other agents harmless from and against any and all claims, liabilities, losses, damages or injuries, together with costs and expenses, including reasonable legal fees, arising out of any Federal, state and local tax liabilities of the Company with respect to periods on and prior to the Closing Date, except to the extent accrued on the financial statements of the Company as at and for the period ended on the Closing Date.

                                 ARTICLE VIII.

                                  MISCELLANEOUS

SECTION 8.01      GOVERNING LAW; JURISDICTION.

                  This Agreement shall be governed by the laws of the Commonwealth of Massachusetts. The parties hereto submit and consent to the jurisdiction of the state courts of the Commonwealth of Massachusetts and the State of New York in the Counties of New York and/or Westchester and the federal courts located therein with respect to any legal actions relating to this Agreement, or any other agreements delivered in connection herewith, between the Company and the Shareholders, on the one hand, and Sage, on the other hand, and any transactions contemplated thereby.

SECTION 8.02      COUNTERPARTS.

                  This Agreement may be executed in several counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

SECTION 8.03      CONFIDENTIALITY.

                  The Company and the Shareholders, on the one hand, and Sage, on the other hand, each agree not to disclose or use any information acquired by it about the other party during the course of the negotiations of this Agreement and the transactions to which it relates which is confidential in nature or not otherwise generally available to the public without the prior written consent of such other party unless required to do so by applicable law or regulation or by order of a court of competent jurisdiction or an administrative agency. Each party shall be liable for any breach by its respective employees, officers, directives, shareholders, agents and/or contractors of the provisions of this
Section 8.03.

SECTION 8.04      ENTIRE AGREEMENT; AMENDMENTS.

                  This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof, and this Agreement contains the sole and entire agreement among the parties with respect to the matters covered hereby. This Agreement cannot be changed, modified or amended and no provision or requirement hereof may be waived without the consent in writing of the parties hereto.

SECTION 8.05      SEVERABILITY.

                  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Each provision of this Agreement shall be deemed to be the agreement of the parties hereto to the full extent that the power to enter into such provisions shall have been conferred on the parties by law.

SECTION 8.06      BENEFIT; ASSIGNMENT.

                  This Agreement is binding upon and inures to the benefit of the parties, their successors and permitted assigns. This Agreement may not be assigned or the duties of the parties hereunder delegated to others without the prior written consent of all parties hereto, except that Sage may assign its rights, duties and obligations hereunder without the Company's or the Shareholders' consent; provided that the assignee shall have revenues and net worth that are not less than the revenues and net worth of Sage at the time of such assignment.

SECTION 8.07      CONSTRUCTION.

                  All exhibits annexed hereto are hereby incorporated herein by reference and made a part of this Agreement. Whenever used in this Agreement and the context so requires, the singular shall include the plural and the plural shall include the singular.

SECTION 8.08      IMPUTED KNOWLEDGE.

                  References in this Agreement to the "knowledge of" the Primary Shareholders, or words of similar import, shall include the knowledge of any and all of the Primary Shareholders and the officers of the Company which knowledge shall be imputed to be the knowledge of the Primary Shareholders. References in this Agreement to the "knowledge of" Sage, or words of similar import, shall include the knowledge of Leonard J. Fassler or Bradley A. Feld which knowledge shall be imputed to be the knowledge of Sage.

SECTION 8.09      NOTICES.

                  All notices and other communications hereunder shall be in writing and deemed to have been duly given when delivered by hand, when received by registered or certified mail, postage prepaid, return receipt requested, when given by prepaid courier delivery services such as Federal Express, DHL or other similar services on the day received, or when given by facsimile transmission upon receipt by sender of confirmed answer-back, as follows:

                  (a)    if to Sage, at

                         Sage Networks, Inc.
                         215 First Street
                         Cambridge, MA  02142
                         Attn: Rajat Bhargava, Chief Operating Officer Telecopier No.: (617) 374-1600

                         with copies to:

                         Sage Networks, Inc.
                         11 Martine Avenue
                         White Plains, NY  10606-1934
                         Attn:  Bruce S. Klein, General Counsel
                         Telecopier No.:  (914) 289-1909

                           and

                         Dewey Ballantine LLP
                         1301 Avenue of the Americas
                         New York, NY 10019
                         Attn:  E. Ann Gill, Esq.
                         Telecopier No.:  (212) 259-6333

                  (b)    if to the Company or the Shareholders, at:

                         Net Daemons Associates, Inc.
                         800 West Cummings Park, #2050

                         Woburn, MA  01801
                         Attn:  Jennifer Lawton
                         Telecopier No.:  (781) 937-3775

                         with a copy to:

                         Landay & Leblang
                         85 Devonshire Street, Suite 1000
                         Boston, MA  02109
                         Attn:  Russell D. Leblang, Esq.
                         Telecopier No.:  (617) 742-9130

     [SIGNATURE PAGE OF AGREEMENT AND PLAN OF MERGER BY AND AMONG SAGE NETWORKS, INC., NET DAEMONS ASSOCIATES, INC. AND CERTAIN OTHER PARTIES DATED AS OF FEBRUARY ___, 1999]

                  IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.


                                  SAGE NETWORKS, INC.
[SEAL]

                                  By:/s/Leonard J. Fassler
                                     ------------------------------------------
                                        Leonard J. Fassler, Co-Chairman

                                  SAGE NDA ACQUISITION CORP.
[SEAL]

                                  By:/s/Leonard J. Fassler
                                     ------------------------------------------
                                        Leonard J. Fassler, President


                                  NET DAEMONS ASSOCIATES, INC.

[SEAL]
                                  By:/s/Rudolph A. Ventresca
                                     ------------------------------------------
                                        Rudolph A. Ventresca, President and
                                        Treasurer


                                  SHAREHOLDERS:


                                  By:/s/Jennifer Lawton
                                     ------------------------------------------
                                        Jennifer Lawton


                                  By:/s/Rudolph Ventresca
                                     ------------------------------------------
                                        Rudolph Ventresca


                                  By:/s/Jeffrey Osborn
                                     ------------------------------------------
                                        Jeffrey Osborn


                                  By:/s/Christopher Caldwell
                                     ------------------------------------------
                                         Christopher Caldwell

                                  KODIAK TECHNOLOGY VENTURES II, LLP


                                  By: /s/ Bradley A. Feld
                                     ------------------------------------------
                                     Bradley A. Feld, its Managing Partner

                                LIST OF EXHIBITS:


Exhibit A                  -        Basic Provisions

Exhibit 4.01(b)            -        Officers; Directors; Trade Names; Jurisdictions

Exhibit 4.01(c)(i)(1)      -        Closing Cash

Exhibit 4.01(c)(i)(2)      -        Closing Accounts Receivable

Exhibit 4.01(c)(ii)(1)     -        Forms of Business Agreements with Customers

Exhibit 4.01(c)(ii)(2)     -        Summary of Oral Business Agreements and Vendor/Service Provider and Other
                                    Agreements

Exhibit 4.01(c)(ii)(3)     -        Leases

Exhibit 4.01(c)(ii)(4)     -        Claims of Disputes Under Business Agreements

Exhibit 4.01(c)(ii)(5)     -        Consents to Transfer or Assign Not Obtained

Exhibit 4.01(c)(iii)       -        Tangible Assets

Exhibit 4.01(c)(iv)        -        Intellectual Property

Exhibit 4.01(c)(v)         -        Customer List

Exhibit 4.01(c)(vi)(1)     -        Company's Assets as shown on Financial Statements

Exhibit 4.01(c)(vi)(2)     -        Liens; Encumbrances

Exhibit 4.01(c)(vii)       -        Customer Terminations

Exhibit 4.01(d)(1)         -        Financial Statements

Exhibit 4.01(d)(2)         -        Bad Debts

Exhibit 4.01(e)            -        Existing Employment Agreements, Labor or Collective
                                    Bargaining Agreements, Employee
                                    Benefit or Welfare Plans, Description of Employees

Exhibit 4.01(f)            -        Claims, Litigation and Disclosure

Exhibit 4.01(g)            -        Tax Liabilities of the Company

Exhibit 4.01(l)(1)         -        Company's Credit and Debit Cards

Exhibit 4.01(l)(2)         -        Company's Bank Accounts and Authorized Signatories

Exhibit 4.01(m)            -        Licenses and Compliance with Laws

Exhibit 5.01(b)            -        Liabilities

In accordance with Item 601(b)(2) of Regulation S-K, all exhibits other than Exhibit A have been omitted. The Company hereby agrees to furnish supplementally a copy of any omitted exhibit to the Commission upon request.

                                    EXHIBIT A
                                       TO
                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                               SAGE NETWORKS, INC.
                                       AND
                          NET DAEMONS ASSOCIATES, INC.
                              CERTAIN OTHER PARTIES




BASIC PROVISIONS

1.       Name of MERGER SUB:                Sage NDA Acquisition Corp.

2.       Name of PARENT of MERGER SUB:      Sage Networks, Inc.

3.       Name of COMPANY:                   Net Daemons Associates, Inc.

         (a)   Names, addresses and stock ownership of SHAREHOLDERS of COMPANY:

         Name and Address  Number of Shares (Type)

         Jennifer Lawton                    900,000


         Rudolph Ventresca                  200,000



         Jeffrey Osborn                      50,000


         Christopher Caldwell                45,000



         Kodiak Ventures                     12,500



         Total Outstanding Shares:        1,207,500 Shares Common Stock

         (b)      STATE OF INCORPORATION OF COMPANY:   Commonwealth of
                                                       Massachusetts

         (c)      FOREIGN QUALIFICATIONS OF THE COMPANY:

                  California
                  Colorado

         (d)      AUTHORIZED OFFICERS OF THE COMPANY:

                  Jennifer Lawton           Chief Executive Officer, Clerk

                  Rudolph Ventresca         President, Treasurer

                  Russell Leblang           Assistant Clerk

         (d)      Address of each Site from which the Company conducts the
                  Business:

                  800 West Cummings Park, #2050
                  Woburn, MA  01801

                  1818 Gilbreth Road, #234
                  Burlingame, CA  94010

                  3080 Valmont Road
                  Boulder, CO  80301

4. RESIDENCE ADDRESS of each SHAREHOLDER:


         Jennifer Lawton



         Rudolph Ventresca



         Jeffrey Osborn



         Christopher Caldwell

         Kodiak Ventures



5.       EXCHANGE CONSIDERATION:

         Cash at Closing:       $0.414 per share of Company Common Stock, by
                                certified or official bank check payable to the order of the Shareholders, or by wire transfer of federal funds to the account of the Shareholders, as the Company and the Shareholders shall direct in writing on or before the Closing Date.

         Stock at Closing:      .352 shares of Sage Common Stock per share of
                                Company Common Stock.

         Earn-Out Amount: Sage will transfer on a pro rata basis to the Company's shareholders of record on the Closing Date, additional shares of Sage Common Stock and cash in the amounts set forth below (the "Earn-Out Amount"):

                             SHARES OF SAGE
                            COMMON STOCK PER                               CASH PER SHARE
                            SHARE OF COMPANY       AGGREGATE SHARES OF       OF COMPANY     AGGREGATE CASH
      SHAREHOLDER             COMMON STOCK          SAGE COMMON STOCK       COMMON STOCK        AMOUNT
      -----------           ----------------       -------------------     --------------   --------------
Jennifer Lawton                 .352                    55,873                $0.414           $372,671
Rudolph Ventresca               .352                    12,416                $0.414            $82,815
Jeffrey Osborn                  .352                    3,104                 $0.414            $20,704
Chris Caldwell                  .352                    2,794                 $0.414            $18,634
Kodiak Ventures                 .352                    776                   $0.414             $5,176

                                The Earn-Out Amount shall be held in escrow pursuant to the Escrow Agreement and released to the Shareholders as follows: (a) fifty percent (50%) of the Earn-Out Amount will be released, provided that for the period from the Closing Date to August 31, 1999, the Revenues of the Surviving Corporation are at least $3,010,000 and the gross margin revenues of the Surviving Corporation are at least $1,366,000; and (b) fifty percent (50%) of the Earn-Out Amount will be released, provided that for the period from the Closing Date to but not including March 1, 2000, the gross revenues of the Surviving Corporation are at least $6,066,000 and the gross margin revenues of the Surviving Corporation are at least $2,722,000. The Earn-Out Amount will be paid to the Shareholders within 60 days after the end of the applicable period. In the event that the Company does not attain the target amounts for any of the periods described above, then the Earn-Out Amount for the applicable periods(s) will be returned to Sage. For purposes of the calculation of the Earn-Out Amount only, all internal information technology consulting services provided by the Company to Sage will be charged at the Company's normal billing rates.


   SHAREHOLDER                 AT CLOSING                  EARN-OUT AMOUNT
   -----------       -----------------------------     -----------------------
                     NUMBER OF SHARES    AMOUNT OF      NUMBER OF    AMOUNT OF
                      OF SAGE COMMON        CASH        SHARES OF       CASH
                          STOCK                        SAGE COMMON
                                                          STOCK
   -----------       ----------------    ---------     ------------  ---------
Jennifer Lawton         316,770          $372,671       55,873       $372,671
Rudolph Ventresca        70,393            82,816       12,416         82,816
Jeffrey Osborn           17,598            20,704        3,104         20,704
Christopher              15,839            18,634        2,794         18,634
Caldwell
Kodiak Technology         4,400             5,176          776          5,176
Ventures II, LLP
                        -------          --------       ------       --------
Total                   425,000          $500,000       74,963       $500,000
                        =======          ========       ======       ========



6.       COMPANY AND SHAREHOLDERS' BROKER:  N/A

7.       SAGE'S BROKER:             None

8.       ESCROW AGENT:     Landay & Leblang